UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NAYA BIOSCIENCES, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 2(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

On February 11, 2025, NAYA Biosciences, Inc. (“NAYA” or the “Company”) filed its definitive proxy statement (the “Original Proxy Statement”) for its 2024 annual meeting of stockholders to be held on March 10, 2025 (the “Annual Meeting”).

The Original Proxy Statement includes standard proposals (the “Standard Proposals”) for the Company’s stockholders (i) to elect five new directors (the “New Board Slate”) to the board of directors (the “Board”) of the Company and (i) to ratify the appointment of M&K CPAS, PLLC as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2024. The Standard Proposals customarily would have been voted on at a stockholder meeting in calendar year 2024. The Company opted to delay holding its annual stockholder meeting until 2025 to hold a single meeting that would cover both the Standard Proposals and a number of special proposals (the “Special Proposals”) requesting that the stockholders approve (i) the issuance, in accordance with Nasdaq Listing Rule 5635(a), of the Company’s common stock, upon conversion of the Company’s outstanding Series C-1 and C-2 Non-Voting Convertible Preferred Stock, upon conversion of an outstanding 7.0% Senior Secured Convertible Debenture in the principal balance of $3,934,146 due December 11, 2025 (the “Debenture”), and upon settlement of restricted stock units and exercise of stock options issued in exchange for restricted stock units and stock options that were previously granted to certain directors, employees, and consultants of the Company’s subsidiary, NAYA Therapeutics, Inc., (ii) an amendment to the Company’s Second Amended and Restated 2019 Stock Incentive Plan to increase the number of shares of the Company’s common stock available for issuance thereunder to an amount of 8,200,000 (pre-reverse split), equal to approximately 15% of the total of the Company’s total issued and outstanding stock, including shares issued upon conversion of the Company’s Series C-1 and C-2 Non-Voting Convertible Preferred Stock, and (iii) an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of authorized shares of the Company’s common stock from 50,000,000 to 100,000,000 after a reverse split of the Company’s common stock approved by the Board at a ratio ranging from any whole number between 1-for-2 and 1-for-20, as determined by the Board in its discretion, subject to the Board’s authority to abandon such reverse stock split.

As of March 7, 2025, the Standard Proposals had received sufficient votes for approval, while several Special Proposals had not garnered the necessary votes required for approval. Upon advice of counsel and the Company’s proxy solicitation firm, the Board has approved the postponement of the 2024 ASM to April 9, 2025, the fixing of a new record date of March 10, 2025, and the filing of this amended definitive proxy statement (the “Amended Proxy Statement”).

As a result of this postponement and of the new record date, all votes cast by Company stockholders to date with respect to the proposals included in the Original Proxy Statement are null and void. This Amended Proxy Statement will be delivered with a new proxy card pursuant to which Company stockholders will be asked to vote again on the Standard Proposals set forth herein. Stockholders should follow the instructions described in this Amended Proxy Statement regarding how to submit proxies or vote at the Annual Meeting.

THIS AMENDED PROXY STATEMENT REPLACES AND SUPERCEDES THE ORIGINAL PROXY STATEMENT IN ITS ENTIRETY.

NAYA Biosciences, Inc.

5582 Broadcast Court

Sarasota, Florida 34240

AMENDED NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on April 9, 2025

To the Stockholders of NAYA Biosciences, Inc.:

The 2024 Annual Meeting of Stockholders (the “Annual Meeting”) of NAYA Biosciences, Inc., a Nevada corporation (the “Company,” “NAYA,” “we,” “us,” or “our”), will be held virtually on April 9, 2025 at 12:00 p.m. Eastern Time. The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/NAYA2024. At the Annual Meeting, the holders of our outstanding common stock will act on the following matters:

1.	To elect five directors to the Board of Directors of the Company (the “Board”);

2.	The ratification of the appointment of M&K CPAS, PLLC as our independent registered public accounting firm for the fiscal year ended December 31, 2024; and

3.	To conduct any other business properly brought before the Annual Meeting or any continuation, postponement, or adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively on the Internet.  The record date for the Annual Meeting is March 10, 2025. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting

to Be Held Virtually on April 9, 2025 at 12:00 p.m. (ET) virtually via the Internet at www.virtualshareholdermeeting.com/NAYA2024.

The proxy statement and Annual Report on Form 10-K
are available at www.proxyvote.com.

By Order of the Board of Directors,

/s/ Steven Shum
Steven Shum
Chief Executive Officer and Director
Sarasota, Florida

March 12, 2025

You are cordially invited to attend the meeting virtually via the Internet. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote by phone or online as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote via the Internet at the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

5582 Broadcast Court

Sarasota, Florida 34240

(978) 878-9505

PROXY STATEMENT

2024 ANNUAL MEETING OF STOCKHOLDERS

To Be Held Virtually on April 9, 2025

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Q.	Why did I receive these proxy materials?

A.	We are sending you these proxy materials because our Board is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting virtually via the Internet to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy by phone or online. We intend to begin mailing this proxy statement, the attached notice of Annual Meeting, and the enclosed proxy card, on or about March 19, 2025 to all stockholders of record entitled to vote at the Annual Meeting. Only stockholders who owned our common stock on March 10, 2025 are entitled to vote at the Annual Meeting.

Q.	How do I attend the Annual Meeting?

A.	The Annual Meeting will be held on April 9, 2025 at 12:00 p.m. (ET) virtually via the Internet. The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively online at www.virtualshareholdermeeting.com/NAYA2024. Information on how to vote at the Annual Meeting is discussed below.

Q.	Who can vote at the Annual Meeting?

A.	Only stockholders of record as of the close of business on March 10, 2025 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. The holders of Series C-1 and C-2 Preferred Stock are not entitled to vote on the matters being considered at the annual meeting. A list of stockholders eligible to vote at the Annual Meeting is available for inspection at any time up to the Annual Meeting. If you would like to inspect the list, please call our Corporate Secretary at (978) 878-9505 to arrange a visit to our offices.

Stockholder of Record: Shares Registered in Your Name

If on March 10, 2025 your shares were registered directly in your name without Transfer Online, Inc. (“Transfer Online”), then you are a stockholder of record. As a stockholder of record, you may vote via the Internet at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy by phone or online as instructed below to ensure your vote is counted.

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Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 10, 2025 your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You may vote via the Internet at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy by phone or online as instructed below to ensure your vote is counted.

Q.	What is the purpose of the annual meeting?

A.	At the annual meeting, stockholders will consider and vote on the following matters:

1.	To elect five directors to the Board of Directors of the Company (the “Board”);

2.	The ratification of the appointment of M&K CPAS, PLLC as our independent registered public accounting firm for the fiscal year ended December 31, 2024; and

3.	To conduct any other business properly brought before the Annual Meeting or any continuation, postponement or adjournment thereof.

As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the items noted above.

Q.	What if another matter is properly brought before the Annual Meeting?

A.	Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the person named as proxy in the proxy card intends to vote the proxies (which confer discretionary authority to vote on such matters) in accordance with his judgment on the matter.

Q.	How do I vote?

A.	The procedures for voting are:

The answer depends on whether you own your shares of common stock directly (that is, you hold shares that show your name as the registered stockholder) or if your shares are held in a brokerage account or by another nominee holder.

Q.	If you own your shares directly (i.e., you are a “registered stockholder”):

A.	Your proxy is being solicited directly by us, and you can (1) vote via the Internet at the Annual Meeting, (2) vote by proxy using the enclosed proxy card, (3) vote by proxy online or (4) vote by proxy by phone. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote via the Internet even if you have already voted by proxy

If you wish to vote by mail, please do the following: (i) sign and date the proxy card, (ii) mark the boxes indicating how you wish to vote, and (iii) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxy will vote your shares “FOR ALL” of the five nominees for director, and “FOR” the ratification of M&K as independent auditors for the year ending December 31, 2024, and in his discretion on any other matter that properly comes before the Annual Meeting. Unsigned proxy cards will not be counted.

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If you wish to vote over the Internet, go to www.proxyvote.com. Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on April 8, 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. There may be costs associated with electronic access, such as usage charges from Internet access providers that must be paid by the stockholder. The Internet voting procedures are designed to authenticate a stockholder’s identity to allow a stockholder to vote his, her or its shares and confirm that his, her or its instructions have been properly recorded. Voting over the Internet authorizes the named proxy to vote your shares in the same manner as if you had submitted a validly executed proxy card.

If you wish to vote by telephone, you may vote by calling 1-800-690-6903.

If you wish to vote at the Annual Meeting, go to www.virtualshareholdermeeting.com/NAYA2024 and enter the 16-digit control number provided with your proxy materials. Just prior to the start of the meeting you will need to log back into the meeting site using your control number. Pre-registration is recommended but is not required to attend.

Q.	If you hold your shares through a broker, bank, or other nominee:

A.	If you are the beneficial owner of shares held in street name through a bank, broker or other nominee, you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting. A voting instruction card has been provided to you by your broker, bank or other nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. Please be sure to mark your voting choices on your voting instruction card before you return it. You may also be able to vote via the Internet or by telephone. Please refer to the instructions provided with your voting instruction card for information about voting. See also “Will my shares be voted if I do not return my proxy?” below.

Q.	How many votes do I have?

A.	On each matter to be voted upon, you have one vote for each common share you own as of March 10, 2025.

Q.	Will my shares be voted if I do not return my proxy?

A.	If your shares are registered directly in your name, your shares may not be voted if you do not vote by returning your proxy by mail, over the phone or over the Internet before the Annual Meeting or in person at the Annual Meeting.

If your shares are held in “street name,” your brokerage firm, bank or other nominee may, under certain circumstances, vote your shares if you do not timely return your voting instructions. Brokers, banks or other nominees can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return voting instructions to your brokerage firm, bank or other nominee to vote your shares, your brokerage firm, bank or other nominee may, on discretionary matters, either vote your shares or leave your shares unvoted.

Q.	Who is paying for this proxy solicitation?

A.	We will pay for the entire cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our stockholders. Our officers and other employees may solicit proxies in person or by telephone but will receive no special compensation for doing so.

Q.	What does it mean if I receive more than one set of proxy materials?

A.	If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

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Q.	What if I want to change my vote or revoke my proxy?

A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

1.	Vote over the Internet as instructed above. Only your latest Internet vote is counted. You may not revoke or change your vote over the Internet after 11:59 p.m. Eastern Time on April 8, 2025.

2.	Sign a new proxy and submit it by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 who must receive the proxy card no later than April 8, 2025. Only your latest dated proxy will be counted.

3.	You may attend the Annual Meeting and vote via the Internet. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

4.	Give our Corporate Secretary written notice before or at the Annual Meeting that you want to revoke your proxy.

If your shares are held in “street name,” you may submit new voting instructions with a later date by contacting your bank, brokerage firm, or other nominee. You may also vote electronically at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a broker’s legal proxy as described in the answer to the question “How do I vote my shares?” above.

Q.	When are stockholder proposals and director nominations due for the 2025 Annual Meeting?

A.	To be considered for inclusion in next year’s proxy materials, stockholder proposals must be submitted in writing in accordance with the procedures in Rule 14a-18 of the Exchange Act to our Corporate Secretary at 5582 Broadcast Court, Sarasota, FL 34240. Since the date of the 2025 annual meeting of stockholders will change by more than 30 days from the anniversary of our 2024 annual meeting, such proposals must be received by us by a reasonable time before we begin to print and send our proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before the 2025 Annual Meeting, you must deliver your notice to our Corporate Secretary at the address above between or mailed and received at the principal executive offices of the corporation not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholder to be timely must be so received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the corporation fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. Your notice to the Corporate Secretary must set forth information specified in our bylaws, including your name and address and the class and number of our common shares that you beneficially own. If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) your name and address, (iii) the class and number of shares of the corporation which you beneficially own, (iv) any material interest that you have in your proposal, and (v) any other information that you are required to be provided pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). If you propose to nominate an individual for election as a director, your notice must also include, as to each proposed nominee: (i) her or his name, age, business address and residence address, (ii) her or his principal occupation or employment, (iii) the class and number of shares of our share capital that are owned of record or beneficially by her or him, (iv) the date or dates on which the shares were acquired and the investment intent of the acquisition, and (v) any other information concerning the proposed nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such proposed nominee in a contested election (even if a contested election is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated under the Exchange Act, including the proposed nominee’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

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The Board strives in its membership profile to have a mix of backgrounds and expertise that enhances the ability of the directors collectively to understand the issues facing the Company and to fulfill the responsibilities of the Board and its committees. It is the policy of the Board that nominees reflect the following characteristics:

●	Each director must at all times exhibit high standards of integrity, commitment, and independence of thought and judgment.

●	The Board as a whole will contain a range of talent, skill, and expertise sufficient to provide sound and prudent guidance with respect to all of the Company’s operations and interests, which may include experience at senior levels in public companies, leadership positions in the life sciences, healthcare or public-health fields, science or technology backgrounds and financial expertise.

●	Each director should exhibit confidence and a willingness to express ideas and engage in constructive discussion with other Board members, Company management, and all relevant persons.

●	Each director should be willing and able to devote sufficient time, energy, and attention to the affairs of the Company.

●	Each director should actively participate in the decision-making process, be willing to make difficult decisions in the best interest of the Company and its stockholders, and demonstrate diligence and faithfulness in attending Board and committee meetings.

●	Each director should be free of any conflict of interest that would impair the director’s ability to fulfill the responsibilities of a Member of the Board.

●	No director shall be employed by, or serve on the board of, any present or potential competitor of the Company.

The Board is committed to having diverse individuals from different backgrounds with varying perspectives, professional experience, education and skills serving as members of the Board. The Board believes that a diverse membership with a variety of perspectives and experiences is an important feature of a well-functioning board.

Q.	How are votes counted?

A.	Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count votes, broker non-votes and any abstentions for each of the proposals.

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Q.	What is a Broker Non-Vote?

A.	A “broker non-vote” occurs when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares and (2) the broker lacks the authority to vote the shares at their discretion. Broker non-votes will not be included in the tabulation of the voting results of any of the “non-discretionary” proposals and, therefore, will have no effect on such proposals.

Q.	What is a quorum?

A.	The holders of one-third of the 7,992,694 shares of common stock outstanding as of the Record Date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the stockholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting until a quorum is present.

Q.	How many shares do the affiliates, directors, and officers of the Company beneficially own, and how do they plan to vote their shares?

A.	Directors and executive officers, who, as of the Record Date, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following the Record Date) of approximately 1.59% of our outstanding voting capital and are expected to vote in favor of all five directors to the Board of Directors of the Company (the “Board”), and to vote in favor of the ratification of M&K as independent auditor and approve the adjournment of the Annual Meeting to a later date or time, if necessary, to permit further solicitation and vote of proxies if necessary.

Q.	How can I find out the results of the voting at the Annual Meeting?

A.	Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be announced in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to announce preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to announce the final results.

Q.	What proxy materials are available on the internet?

A.	The proxy statement and our Annual Report on Form 10-K are available at www.proxyvote.com, in the “Important Materials” section.

Q.	What vote is required to approve each matter, and how are votes counted?

Proposal 1 – Election of Directors

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain. Accordingly, for Proposal 1, the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the five nominees named below Broker non-votes will have no effect on the voting on Proposal 1.

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You may:

●	vote FOR all nominees;

●	vote FOR one or more nominees and WITHHOLD your vote from the other nominee or nominees; or

●	WITHHOLD your vote from all nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the vote results.

Proposal 2 — Ratification of the Appointment of Independent Registered Public Accounting Firm

The affirmative vote of the stockholders representing a majority of the votes cast at the Annual Meeting on the matter is required ratify M&K CPAS, PLLC as our independent registered public accounting firm for the year ended December 31, 2024. If your shares are held by a bank, broker or other nominee and you do not timely provide voting instructions with respect to your shares, we expect that your bank, broker or other nominee will have the authority to vote your shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted FOR or AGAINST the proposal. As a result, voting to ABSTAIN will have no effect on the voting on Proposal 2.

Q.	Who will count the vote?

A.	The votes will be counted, tabulated, and certified by Transfer Online, Inc.

Q.	How does the board of directors recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

FOR the election of all nominees to serve as directors; and

FOR the ratification of the appointment of M&K CPAS, PLLC as our independent registered public accounting firm for the fiscal year ended December 31, 2024.

Q.	Are there other matters to be voted on at the annual meeting?

A.	We do not know of any matters that may come before the annual meeting other than Proposals 1 and 2. If any other matters are properly presented at the annual meeting, the persons named in the accompanying proxy intend to vote or otherwise act in accordance with their judgment on the matter.

Q.	Where can I find the voting results?

A.	We plan to announce preliminary voting results at the annual meeting and will report final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the date of our annual meeting.

Q.	What are the costs of soliciting these proxies?

A.	We will bear the cost of soliciting proxies. We have retained Alliance Advisors to assist us in the solicitation of proxies for an aggregate fee of approximately $25,000 to $30,000. In addition to solicitation by mail, our directors, officers, and employees may solicit proxies by telephone, e-mail, facsimile, and in person without additional compensation. We may reimburse brokers or persons holding stock in their names, or in the names of their nominees, for their expenses in sending proxies and proxy material to beneficial owners.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company,” meaning that the market value of our stock held by non-affiliates is less than $700.0 million, and our annual revenue was less than $100.0 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250.0 million or (ii) our annual revenue was less than $100.0 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700.0 million. As a smaller reporting company, we may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and smaller reporting companies have reduced disclosure obligations regarding executive compensation.

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MATTERS TO BE VOTED ON

Proposal 1: Election of Directors

Our Board currently has seven members, whose terms of office expire at the Annual Meeting. The Board has nominated Mr. Steven Shum, Mr. Trent Davis, Mr. Matthew Szot, Ms. Barbara Ryan, and Ms. Rebecca Messina for election, each of whom is presently a director. If re-elected at the Annual Meeting, each of these nominees will serve until the next annual meeting and until her or his successor has been duly elected and qualified, or, if sooner, until her or his death, resignation or removal. It is the Company’s policy to invite and encourage directors and director nominees to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote on the election of directors, and which did not abstain. Accordingly, for Proposal 1, the nominees receiving the highest number of votes cast for the number of positions to be filled are elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of each of the five nominees named below.

If any of the nominees become unavailable for election as a result of an unexpected occurrence, shares that would have been voted for such nominee will instead be voted for the election of a substitute nominee that the Board proposes. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any of the nominees will be unable to serve.

NOMINEES FOR DIRECTORS

Our directors seek to assemble a Board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Board has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Board views as critical to its effective functioning. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Board to believe that he or she should continue to serve on the Board. However, each of the members of the Board may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

On the recommendation of the nominating and governance committee, our Board has nominated Mr. Steven Shum, Mr. Trent Davis, Mr. Matthew Szot, Ms. Barbara Ryan, and Ms. Rebecca Messina for election, each of whom is presently a director. Our Board believes that the election or reelection of each director nominee identified above is advisable and in the best interests of the Company and our stockholders.

Steven M. Shum. Mr. Shum, 54, is our Chief Executive Officer, a position he has held since October 10, 2019 and is also a director, a position he has held since October 11, 2017. Previously, Mr. Shum was Interim Chief Executive Officer (from May 2019 to October 7, 2019) and Chief Financial Officer of Eastside Distilling (Nasdaq: ESDI) (from October 2015 to August 2019). Prior to joining Eastside, Mr. Shum served as an Officer and Director of XZERES Corp, a publicly traded global renewable energy company, from October 2008 until April 2015 in various officer roles, including Chief Operating Officer from September 2014 until April 2015, Chief Financial Officer, Principal Accounting Officer and Secretary from April 2010 until September 2014 (under former name, Cascade Wind Corp) and Chief Executive Officer and President from October 2008 to August 2010. Mr. Shum also serves as the managing principal of Core Fund Management, LP and the Fund Manager of Core Fund, LP. He was a founder of Revere Data LLC (now part of Factset Research Systems, Inc.) and served as its Executive Vice President for four years, heading up the product development efforts and contributing to operations, business development, and sales. He spent six years as an investment research analyst and portfolio manager of D.N.B. Capital Management, Inc. His previous employers include Red Chip Review and Laughlin Group of Companies. He earned a B.S. in Finance and a B.S. in General Management from Portland State University in 1992. Mr. Shum currently serves as a director of Expion360 (Nasdaq XPON) and CalEthos Inc. (OTC: GEDC). We believe that Mr. Shum is qualified to serve as a member of our board of directors because of his experience and knowledge of corporate finance, mergers and acquisitions, corporate governance, as well as other operational, financial and accounting matters gained as our current chief executive officer and past chief executive officer and chief financial officer and director of other public and private companies.

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Matthew Szot. Mr. Szot, 50, has been a member of our Board since September 13, 2020, and Chairman of the Audit Committee and Compensation Committee, positions he has held since September 14, 2020. Mr. Szot is currently the Chief Financial Officer of Cadrenal Therapeutics, Inc., a late-stage biopharmaceutical company, where he has served since May 2022. From March 2010 to November 2021, Mr. Szot served as the Executive Vice President and Chief Financial Officer of S&W Seed Company (Nasdaq: SANW), an agricultural biotechnology company. Mr. Szot is also currently a director and serves as Vice Chairman of the board, Chairman of the Audit Committee and a member of both the Compensation Committee and Nominating and Governance Committees of SenesTech (Nasdaq: SNES), a publicly traded life science company with next generation technologies for managing animal pest populations through fertility control. From June 2018 to August 2019, Mr. Szot served on the board of directors and as Chairman of the Audit Committee of Eastside Distilling, Inc. (Nasdaq; EAST), a publicly traded company in the craft spirits industry. From February 2007 until October 2011, Mr. Szot served as the Chief Financial Officer for Cardiff Partners, LLC, a strategic consulting company that provided executive financial services to various publicly traded and privately held companies. Prior thereto, from 2003 to December 2006, Mr. Szot served as Chief Financial Officer and Secretary of Rip Curl, Inc., a market leader in wetsuit and action sports apparel products. From 1996 to 2003, Mr. Szot was a Certified Public Accountant with KPMG in the San Diego and Chicago offices and served as an Audit Manager for various publicly traded companies. Mr. Szot graduated with High Honors from the University of Illinois, Champaign-Urbana with a Bachelor of Science degree in Agricultural Economics/Accountancy. Mr. Szot is a Certified Public Accountant in the State of California. We believe that Mr. Szot is qualified to serve as a member of our board of directors because of his experience and knowledge of corporate finance, mergers and acquisitions, corporate governance, as well as other operational, financial and accounting matters gained as a past and present chief financial officer and director of other public and private companies.

Trent Davis. Mr. Davis, 56, has been a member of our Board since December 2019 Mr. Davis also serves as the Chairman of our Nominating and Corporate Governance Committee, a position he has held since November 2020. In addition, Mr. Davis is currently CEO of Paulson Investment Company, LLC, a boutique investment firm that specializes in private equity offerings of small and mid-cap companies. From December 2014 to December 2018, Mr. Davis was President and Chief Operating Officer of Whitestone Investment Network, Inc., which provides executive advisory services and also restructures, recapitalizes and makes strategic investments in small to midsize companies. Since March 2018, Mr. Davis served as a director of Senmiao Technology Limited (Nasdaq: AIHS), an online lending platform in China. From August 2016 to August 2019, Mr. Davis served as director of Eastside Distilling, Inc. (Nasdaq: EAST), and from July 2015 to April 2017, he served as director of Dataram Corporation (Nasdaq: DRAM). Mr. Davis helped to successfully complete the reverse merger between Dataram and U.S. Gold Corp (Nasdaq: USAU), a gold exploration and development company. From December 2014 to July 2015, Mr. Davis served as Chairman of the Board of Majesco Entertainment Company (Nasdaq: COOL). Mr. Davis also served as director and President of Paulson Capital Corp. (Nasdaq: PLCC) from November 2013 to July 2014, when Paulson Capital Corp. completed a reverse merger with VBI Vaccine (Nasdaq: VBIV). Mr. Davis continued to serve on the board and the audit committee of VBI until May 2016. Prior to serving on the board of Paulson Capital Corp., Mr. Davis served as the Chief Executive Officer of its subsidiary, Paulson Investment Company, LLC, where he oversaw he syndication of approximately $600 million of investment in over 50 client companies in both public and private transactions. In 2003, Mr. Davis served as Chairman of the Board of the National Investment Banking Association. Mr. Davis holds a B.S. in Business and Economics from Linfield College and an M.B.A. from the University of Portland. Mr. Davis is qualified to serve on the Board because of his deep knowledge of finance and public company issues, capital market, advisory and entrepreneurial experiences, and extensive expertise in operational and executive management. We believe that Mr. Davis is qualified to serve as a member of our board of directors because of his experience and knowledge of corporate finance, mergers and acquisitions, corporate governance, as well as other operational, financial and accounting matters gained as a past and present executive officer and/or director of other public and private companies.

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Barbara Ryan. Ms. Ryan, 64, has been a member of our Board and a member of the audit committee, compensation committee and nominating and governance committee since September 2020. Ms. Ryan founded Barbara Ryan Advisors, a capital markets and communications firm, in 2012 following a more than 30-year career on Wall Street as a sell-side research analyst covering the US Large Cap Pharmaceutical Industry. Ms. Ryan has deep experience in equity and debt financings, M&A, valuation, SEC reporting, financial analysis and corporate strategy across a broad range of life sciences companies. Barbara worked on several of the industry’s largest M&A transactions; Shire’s defense versus a hostile takeover attempt by Abbvie, Shire’s takeover of Baxalta, Allergan’s defense against Valeant and Perrigo’s defense versus Mylan. Barbara served as an executive team member and on the disclosure committee for Radius Health from January 2014 to December 2017 and played a critical role in the Company’s IPO and subsequent follow on offerings which raised over $1 billion. Previously, Ms. Ryan was a Managing Director at Deutsche Bank/Alex Brown and Head of the company’s Pharmaceutical Research Team for 19 years and began her research career covering the pharmaceutical industry at Bear Stearns in 1982. Ms. Ryan also covered the drug wholesalers and PBMs and was the lead analyst on many high-profile IPO’s including Express Scripts, PSSI, and Henry Schein. Ms. Ryan currently serves as a director on the Board of MiNK Therapeutics where she Chairs the Audit Committee, Safecor Heatlh, OcuTerra Therapeutics, and The Red Door Community (formerly Gilda’s Club NYC), a non-profit organization. Barbara is the Founder of Fabulous Pharma Females, a non-profit whose mission is to advance women in the biopharma industry, is a member of the Editorial Advisory Board of Pharmaceutical Executive Magazine, a Faculty member of the GLG Institute and a member of the Prix Galien Executive Advisory Board. We believe that Ms. Ryan is qualified to serve as a member of our board of directors because of her experience and knowledge of corporate finance, mergers and acquisitions, corporate governance, as well as other operational, financial and accounting matters gained as a past and present executive officer and/or director of other public and private companies.

Rebecca Messina. Ms. Messina, 52, has been a member of our Board since April 2021. Ms. Messina also serves as the Chairman of our Marketing Committee, a position she has held since May 2021 and as a member of our audit committee, a position she has held since August 2022. Ms. Messina is currently a senior advisor at McKinsey & Company, a position she has held since 2019. From 2018-2019, Ms. Messina served as Global Chief Marketing Officer for Uber and from 2016-2018, Ms. Messina served as Senior Vice President, Global Chief Marketing Officer for Beam Suntory. Prior to that, Ms. Messina spent 22 years with The Coca-Cola Company in various roles of increasing responsibility, serving as Senior Vice President, Marketing & Innovation, Ventures & emerging Brands from 2014-2016. Ms. Messina is currently a director for each of Vive Organics, Archer Boose, Make-A-Wish Foundation Bartesian, Outdoor Voices and Mobile Marketing Association, all private companies. Ms. Messina received her Bachelor of Arts from Miami University of Ohio in 1994. We believe that Ms. Messing is qualified to serve as a member of our board of directors because of her experience and knowledge of corporate finance, mergers and acquisitions, corporate governance, as well as other operational, financial and accounting matters gained as a past and present executive officer and/or director of other public and private companies.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR ALL” NOMINEES IN PROPOSAL NO. 1.

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Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm

The audit committee of the Board has selected M&K as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. M&K has audited the Company’s financial statements since September 2019.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of M&K as the Company’s independent registered public accounting firm. However, the Board is submitting the selection of M&K to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Required Vote

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve Proposal No. 2.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees billed to the Company by M&K.

	Fiscal Year Ended December 31, 2023	Fiscal Year Ended December 31, 2022
Audit Fees	$71,350	$61,740
Audit Related Fees	$44,350	$53,250
Tax Fees	$-	$-
All Other Fees	$-	$-

Audit Fees includes fees billed for the fiscal year shown for professional services for the audit of the Company’s annual financial statements, the reviews of the consolidated quarterly financial statements included in each of our quarterly reports on Form 10-Q, and other audit services.

Audit-Related Fees include fees for assurance and related services performed to comply with generally accepted auditing standards and including audit of target acquisition companies and comfort and consent letters in connection with SEC filings and financing transactions.

PRE-APPROVAL POLICIES AND PROCEDURES

Our Board has adopted a procedure for pre-approval of all fees charged by our independent auditors. Under the procedure, the Board approves the engagement letter with respect to audit and review services. Other fees are subject to pre-approval by the Board, or, in the period between meetings, by a designated member of the Board. Any such approval by the designated member is disclosed to the entire Board at the next meeting. The audit fees paid to the auditors with respect to fiscal years 2023 and 2022 were pre-approved by the entire Board.

OUR BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF M&K AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDED DECEMBER 31, 2024.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

The listing rules of Nasdaq require us to maintain a Board comprised of a majority of independent directors, as determined affirmatively by our Board. In addition, the Nasdaq listing rules require that, subject to specified exceptions, each member of our audit, compensation and nominating and governance committees must be independent. Audit committee members and compensation committee members must also satisfy the independence criteria set forth in Rule 10A-3 and Rule 10C-1, respectively, under the Exchange Act. Under the Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of our Board, the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out his or her responsibilities.

Our Board has undertaken a review of the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board has determined that none of Trent Davis, Mathew Szot, Barbara Ryan and Rebecca Messina, representing four of our five current directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that they each are an “independent director” as that term is defined under the Nasdaq listing rules. Mr. Shum is not considered independent due to his position as our Chief Executive Officer.

BOARD LEADERSHIP STRUCTURE

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board. The Board believes it is in stockholders’ best interest that such determination be made based on the position and direction of the Company and the membership of the Board.

There are no family relationships among any of our directors and executive officers.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee is responsible for considering and discussing our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Board monitors compliance with legal and regulatory requirements and the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Board is responsible for overseeing our risk management efforts generally, including (i) the allocation of risk management functions among our Board and its committees, and (ii) assessing and monitoring whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our Board periodically reviews its general process for the oversight of risk management.

MEETINGS OF THE BOARD OF DIRECTORS

During 2023, our Board held 14 meetings and in 2024 the Board held 11 meetings. The Board acted by unanimous written consent on 20 occasions in 2023 and in 2024 on 11 occasions.

Each Board member attended 100% of the meetings in 2023 and 2024.

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INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

Our audit committee is currently comprised of Matthew Szot (Chairman), Rebecca Messina and Barbara Ryan. Each of the members of our audit committee is an independent director under the Nasdaq listing rules, satisfies the additional independence criteria for audit committee members and satisfies the requirements for financial literacy under the Nasdaq listing rules and Rule 10A-3 of the Exchange Act, as applicable.

Our Board has also determined that Mr. Szot qualifies as an “audit committee financial expert” within the meaning of the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and satisfies the financial sophistication requirements of the Nasdaq listing rules.

Our audit committee oversees our corporate accounting and financial reporting process and assists our Board in monitoring our financial systems and our legal and regulatory compliance. Our audit committee also:

●	oversees the work of our independent auditors;
●	approves the engagement, discharge and compensation of our independent auditors;
●	approves engagements of the independent auditors to render any audit or permissible non-audit services;
●	reviews the qualifications, independence and performance of the independent auditors;
●	reviews our financial statements and our critical accounting policies and estimates;
●	reviews the adequacy and effectiveness of our internal controls;
●	reviews our policies with respect to risk assessment and risk management;
●	reviews and monitors our policies and procedures relating to related person transactions; and
●	reviews and discusses with management and the independent auditors the results of our annual audit, our quarterly financial statements and our publicly filed reports.

Our audit committee operates under a written charter approved by our Board that satisfies the applicable rules and regulations of the SEC and the listing requirements of Nasdaq. The charter is available on the corporate governance section of our website, which is located at www.nayabiosciences.com. This committee held four meetings in 2023 and six meetings in 2024.

Report of the Audit Committee of the Board of Directors

The audit committee reviewed, and discussed with management and M&K CPAS, PLLC, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2023. The audit committee received, reviewed and discussed (i) the written disclosures and communications from M&K regarding relationships, if any, which might impair M&K’s independence from management and the Company, and (ii) all required communications pertaining to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management. Based on the foregoing, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and filed with the Securities and Exchange Commission on April 16, 2024, our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023 filed with the SEC on April 17, 2024, our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023 filed with the SEC on April 29, 2024, and our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023 filed with the SEC on November 19, 2024. The report of the audit committee was delivered on April 16, 2024.

The material in this audit committee report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

Our compensation committee is currently comprised of Ms. Ryan (Chairman), Mr. Davis and Mr. Szot.

The compensation committee oversees our compensation policies, plans and programs, and reviews and determine the compensation to be paid to our executive officers and directors. In addition, the compensation committee has the authority to act on behalf of the Board in fulfilling the Board’s responsibilities with respect to compensation-based and related disclosures in filings as required by the SEC. Our compensation committee operates under a written charter approved by our Board that satisfies the applicable rules and regulations of the SEC and the listing requirements of Nasdaq. The charter is available on the corporate governance section of our website, which is located at www.nayabiosciences.com. This committee held one meeting during 2023 and none during 2024.

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Nominating and Governance Committee

Our nominating and governance committee is currently comprised of Mr. Davis (Chairman), Ms. Messina and Ms. Ryan.

The nominating and governance committee (i) oversees our corporate governance functions on behalf of the Board; (ii) makes recommendations to the Board regarding corporate governance issues; (iii) identifies and evaluates candidates to serve as our directors consistent with the criteria approved by the Board and reviews and evaluates the performance of the Board; (iv) serves as a focal point for communication between director candidates, non-committee directors and management; (v) selects, or recommends to the Board for selection, director candidates and nominees; and (vi) makes other recommendations to the Board regarding matters relating to our directors. Our nominating and governance committee operates under a written charter approved by our Board that satisfies the applicable rules and regulations of the SEC and the listing requirements of Nasdaq. The charter is available on the corporate governance section of our website, which is located at www.nayabiosciences.com. This committee held one meeting during 2023 and none in 2024.

The nominating and governance committee believes that candidates for director should have certain minimum qualifications, which are discussed above in “Questions and Answers About These Proxy Materials and Voting.” The nominating and governance committee also takes these minimum qualifications into account in identifying and evaluating director nominees, including nominees recommended by stockholders. In identifying director nominees, the nominating and governance committee strives for a diverse mix of backgrounds and expertise that enhances the ability of the directors collectively to understand the issues facing the Company and to fulfill the responsibilities of the Board and its committees.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Any interested party may communicate in writing with any particular director, any committee of the Board, or the directors as a group, by sending such written communication to our Corporate Secretary at our principal executive offices at 5582 Broadcast Court, Sarasota, FL 34240. Copies of written communications received at such address will be provided to the Board or the relevant director unless such communications are considered, in the reasonable judgment of our Corporate Secretary, to be of a purely marketing nature or inappropriate for submission to the intended recipient(s). The Corporate Secretary or his designee may analyze and prepare a response to the information contained in communications received and may deliver a copy of the communication to other Company staff members or agents who are responsible for analyzing or responding to complaints or requests. Communications concerning potential director nominees submitted by any of our stockholders will be forwarded to the chairman of the nominating and governance committee.

CODE OF CONDUCT AND ETHICS FOR EMPLOYEES, EXECUTIVE OFFICERS AND DIRECTORS

We have adopted a Code of Business Conduct and Ethics (“Code of Conduct”) applicable to all our employees, executive officers and directors. The Code of Conduct is available on our website at www.invobioscience.com, under the “Corporate Governance” heading of the “Investors” section. The nominating and governance committee of our Board is responsible for overseeing the Code of Conduct and must approve any waivers of the Code of Conduct for employees, executive officers and directors. We expect that any amendments to the Code of Conduct, or any waivers of its requirements, will be disclosed on our website.

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EXECUTIVE OFFICERS

The following table sets forth information concerning our executive officers:

NAME	AGE	POSITION
Mr. Steven Shum	54	Director, Chief Executive Officer
Mr. Andrea Goren	57	Chief Financial Officer

Information with respect to Mr. Shum is set forth above in “Nominees for Directors.”

Andrea Goren. Mr. Goren is our Chief Financial Officer, a position he has held since June 2021, and has been advising our Chief Executive Officer on financial, legal and strategic matters since June 2020. In his 30+ year career, Mr. Goren has accumulated extensive experience in numerous financial functions, including service as a public company CFO, company director, capital raising activities as well as mergers and acquisition experience. Mr. Goren has served as managing director and CFO of Phoenix Group, a New York City-based private equity firm specializing in micro-cap and nano-cap public companies. In that capacity, Mr. Goren served from 2011 to 2021 as CFO of iSign Solutions Inc. (ticker: ISGN), an electronic signature software company, and on the board of Xplore Technologies Corp. (ticker: XPLR), a leading provider of rugged Tablet PCs that was acquired by Zebra Technologies in 2018. He served as vice president of Shamrock Group, the Roy Disney family private investment firm in London; and was a director at New York City-based Madison Capital Group, a corporate advisory firm focused on U.S. / European Union cross border transactions. Mr. Goren holds a Bachelor of Arts degree from Connecticut College in New London, Connecticut, and an MBA from the Columbia Business School in New York City.

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EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following Summary Compensation Table sets forth, for the years indicated, all cash compensation paid, distributed or accrued for services, including salary and bonus amounts, rendered in all capacities by the Company’s “named executive officers” for SEC reporting purposes.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)		All other Compensation ($)	Total ($)

Steven Shum	2024	260,000	(2)	-	-	-		-	260,000
Chief Executive Officer (1)	2023	201,875		-	-	30,800	(3)	-	232,675

Andrea Goren	2024	215,000	(4)	-	-	-		-	215,000
Chief Financial Officer	2023	173,750		-	-	24,948	(5)	-	198,698

Dr. Daniel Teper	2024	137,548	(7)	-	-	-		-	137,548
President (6)

Michael Campbell	2024	192,500	(9)	-	-	-		-	192,500
Former Chief Operating Officer	2023	220,000		-	-	55,002	(10)	-	275,002
Vice President, Business Development (8)

(1)	Mr. Shum did not receive any additional compensation for being a member of the board.
(2)	As of December 31, 2024, Mr. Shum deferred $69,540 of his salary.
(3)	Amounts reflect the aggregate grant date fair value of the 5,000 shares of common stock underlying the stock option on the date of grant without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by Mr. Shum. The options issued to Mr. Shum provide for equal quarterly vesting over a 3-year period based on continued employment during that time.
(4)	As of December 31, 2024, Mr. Goren deferred $51,948 of his salary.
(5)	Amounts reflect the aggregate grant date fair value of the 4,050 shares of common stock underlying the stock option on the date of grant without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by Mr. Goren. The options issued to Mr. Goren provide for equal quarterly vesting based on continued employment during that time.
(6)	Dr. Teper became president of the Company effective October 11, 2024. All amounts for 2024 are from October 11, 2024, through December 31, 2024.
(7)	As of December 31, 2024, Dr. Teper deferred $85,548 of his salary.
(8)	Effective November 15, 2024, Mr. Campbell retired from the Company, and Mr. Campbell and the Company mutually agreed to terminate his employment agreement.
(9)	As of December 31, 2024, Mr. Campbell deferred $194,323 of his salary.
(10)	Amounts reflect the aggregate grant date fair value of the 4,150 shares of common stock underlying the stock option on the date of grant without regards to forfeitures, computed in accordance with ASC 718. This amount does not reflect the actual economic value realized by Mr. Campbell. The options issued to Mr. Campbell provide for equal quarterly vesting over a 3-year period based on continued employment during that time.

Narrative Disclosure to Summary Compensation Table

Except as otherwise described below, there are no compensatory plans or arrangements, including payments to be received from the Company with respect to any named executive officer, that would result in payments to such person because of his resignation, retirement, or other termination of employment with the Company, or our subsidiaries, any change in control, or a change in the person’s responsibilities following a change in control of the Company.

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OUTSTANDING EQUITY AWARDS AT END OF 2024

The following table provides information about outstanding stock options issued by the Company held by each of our NEOs as of December 31, 2023. None of our NEOs held any other equity awards from the Company as of December 31, 2023.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Has Not Yet Vested	Market Value of Stock that has not Yet Vested
Steve Shum	15,260	1,746	7.36-161.39	12/05/30-05/17/33	-	-

Andrea Goren	15,103	1,457	7.36-115.20	08/10/30-05/17/33	-	-

Dr. Daniel Teper	-	-	-	-	-	-

Michael Campbell	18,322	1,409	7.36-161.39	01/17/30-05/17/33	-	-

Employment Agreements

Steven Shum

On October 16, 2019, the Company entered into an employment agreement with Steven Shum (the “Shum Employment Agreement”), pursuant to which Mr. Shum serves as chief executive officer on an at-will basis at an annual base salary of $260,000. The Shum Employment Agreement provided for a performance bonus of $75,000 upon a successful up-listing to the Nasdaq Stock Market, with all other bonuses to be determined by the Board in its sole discretion. In addition to his base salary and performance bonus, Mr. Shum was granted: (i) 625 shares of our common stock and (ii) a three-year option to purchase 10,130 shares of our common stock at an exercise price of $163.20 per share. This option vested monthly over its 3-year term. Pursuant to the Shum Employment Agreement, Mr. Shum is also entitled to customary benefits, including health insurance and participation in employee benefit plans. The Shum Employment Agreement provides that if Mr. Shum is terminated without cause (as defined in the Shum Employment Agreement) or he resigns his employment due to a constructive termination (as defined in the Shum Employment Agreement) then he will be entitled to receive, as severance, (a) 12 month’s base salary continuation, (b) 6 months reimbursement of payments for continuing health coverage, pursuant to COBRA, and (c) continued vesting of his shares for a period of 6 months following such employment termination.

On August 10, 2023, Mr. Shum, voluntarily agreed to temporarily reduce the annual base salary under his employment agreement from $260,000 to $105,000 until further notice, which reduction took effect on August 16, 2023. As of January 1, 2024, the salary for Mr. Shum reverted to the amount reflected in the Shum Employment Agreement.

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Andrea Goren

On June 14, 2021, the Company entered into an employment agreement with Andrea Goren (the “Goren Employment Agreement”), pursuant to which Mr. Goren was hired as the Company’s chief financial officer. The Goren Employment Agreement provides for an annual base salary of $215,000 and a target annual incentive bonus of up to 50% of base salary if the Company achieves goals and objectives determined by the Board. In connection with the Goren Employment Agreement, on June 14, 2021 the Company granted Mr. Goren a stock option under the 2019 Plan to purchase 3,625 shares of the Company common stock (the “Goren Option”). The Goren Option vests in equal monthly installments over a 3-year period, has a term of 10 years and can be exercised at a price of $104.10 per share. Also, in connection with the Goren Employment Agreement, as of July 1, 2021, Mr. Goren was granted a restricted stock award for 250 share of Company common stock (the “Goren RSA”). The Goren RSA vested in equal monthly installments over a 12-month period. Mr. Goren is also entitled to customary benefits, including health insurance and participation in employee benefit plans. The Goren Employment Agreement provides that if Mr. Goren terminates the Goren Employment Agreement for “cause” (as defined in the Goren Employment Agreement) or the Company terminates the Goren Employment Agreement without “cause,” then he will continue to receive his base salary for three months after termination and certain insurance benefits for twelve months after termination. The Company may terminate the Goren Employment Agreement without “cause” on 30 days’ notice.

On August 10, 2023, Mr. Goren, voluntarily agreed to temporarily reduce the annual base salary under his employment agreement from $215,000 to $105,000 until further notice, which reduction took effect on August 16, 2023. As of January 1, 2024, the salary for Mr. Goren reverted to the amount reflected in the Goren Employment Agreement.

Michael Campbell

On January 15, 2020, the Company entered into an employment agreement (the “Campbell Employment Agreement”) with Michael Campbell to serve as the Company’s chief operating officer and vice president of business development. The Campbell Employment Agreement provides for an annual base salary of $220,000, and a target annual incentive bonus of up to 50% of base salary if the Company achieves goals and objectives determined by the Board. In connection with the Campbell Employment Agreement, on January 17, 2020, the Company granted Mr. Campbell 1,563 shares of Company common stock, and an option to purchase 6,250 shares of Company common stock (the “Campbell Option”) at an exercise price of $136.8192 per share. One quarter of the Campbell Option vested upon grant, and the remainder vested in monthly increments over a period of two years from the date of grant. Mr. Campbell is also entitled to customary benefits, including health insurance and participation in employee benefit plans. The Campbell Employment Agreement provides that if Mr. Campbell terminates the Campbell Employment Agreement for “cause” (as defined in the Campbell Employment Agreement) or the Company terminates the Campbell Employment Agreement without “cause,” then he will continue to receive his base salary and certain insurance benefits for three months after termination. The Company may terminate the Campbell Employment Agreement without “cause” on 60 days’ notice.

Effective November 15, 2024, Mr. Campbell retired from the Company, and Mr. Campbell and the Company mutually agreed to terminate his employment agreement.

Daniel Teper

Effective as of August 1, 2023, Legacy NAYA entered into an employment agreement with Dr. Daniel Teper (the “Teper Employment Agreement”), pursuant to which Dr. Teper serves as chief executive officer of Legacy NAYA for a period of three years at an initial annual base salary of $624,000, which salary shall be increased annually by an amount equal to the percentage increase of the Consumer Price Index. In addition, Legacy NAYA’s compensation committee shall review Dr. Teper’s salary annually and may further increase the salary following such review in its sole discretion. The Teper Employment Agreement provides for Dr. Teper to be eligible for an annual bonus of up to seventy-five percent of his then applicable salary, which bonus shall be payable in cash and up to 50% in shares of Legacy NAYA common stock at Dr. Teper’s discretion. The salary payable to Dr. Teper may be deferred according to the resources of Legacy NAYA until it closes a round of financing with gross proceeds of at least $10 million. In addition to his base salary and performance bonus, Dr. Teper was granted 500,000 shares of Legacy NAYA’s Class B common stock, and he is eligible to participate in Legacy NAYA’s stock option plan. Pursuant to the Teper Employment Agreement, Dr. Teper is also entitled to customary benefits, including health insurance, participation in employee benefit plans, vacation, and sick time. The Teper Employment Agreement provides that if Dr. Teper is terminated other than for cause (as defined in the Teper Employment Agreement) or he resigns his employment due to a good reason (as defined in the Teper Employment Agreement) then he will be entitled to receive, as severance, (a) the greater of (i) 12 month’s salary for the year in which termination occurred or (ii) the number of months remaining in the term of the agreement plus the amount of the actual bonus earned by Dr. Teper for year prior to his termination and, if the termination occurs in the first year of the term, 100% of the first year target bonus, (b) up to 12 months reimbursement of payments for continuing health coverage, pursuant to COBRA, and (c) immediate vesting of any unvested restricted stock or stock options held by Dr. Teper. The Teper Employment Agreement further provides that, if Dr. Teper’s employment is terminated in connection with a change of control (as defined in the Teper Employment Agreement), he will be entitled to receive (a) an amount equal to two (2) times the sum of (i) his annual salary in effect on the day preceding the change in control termination, plus (ii) an amount equal to the aggregate bonus received by Dr. Teper for the year immediately preceding the change in control termination and, if the termination occurs in the first year of the term, 100% of the first year target bonus, (b) up to 18 months reimbursement of payments for continuing health coverage, pursuant to COBRA, and (c) immediate vesting of any unvested restricted stock or stock options held by Dr. Teper.

18

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

If Mr. Shum is involuntarily terminated without cause or constructively terminated (in each case, as defined in the Shum Employment Agreement), then he is entitled to 12 months’ severance and continued vesting of his shares for a period of 6-months following termination.

If (i) Mr. Goren terminates his employment agreement for cause, (ii) the Company provides notice not to renew his employment agreement on any anniversary date, or (iii) the Company terminates his employment agreement without cause, then he is entitled to three months’ severance and insurance benefits.

If Dr. Teper’s employment is terminated in connection with a change of control (as defined in the Teper Employment Agreement), he will be entitled to receive (a) an amount equal to two (2) times the sum of (i) his annual salary in effect on the day preceding the change in control termination, plus (ii) an amount equal to the aggregate bonus received by Dr. Teper for the year immediately preceding the change in control termination

The following table sets forth quantitative information with respect to potential payments to be made to either Mr. Shum, Mr. Goren, and Dr. Teper upon termination in various circumstances. The potential payments are based on the terms of each of the employment agreements discussed above. For a more detailed description of the employment agreements, see the “Employment Agreements” section above.

Name	Potential Payment Upon Termination
	($)		Option Awards (#)
Steven Shum	$260,000	(1)	1,746	(2)
Andrea Goren	$53,750	(3)	1,457	(4)
Daniel Teper	$1,248,000	(5)	-

(1)	Mr. Shum is entitled to twelve months’ severance at the then applicable base salary rate. Mr. Shum’s current base salary is $260,000 per annum.
(2)	Represents the number of unvested options at December 31, 2024. Mr. Shum’s options vest equally over a 36-month period. At December 31, 2024, there were 12 months remaining in his vesting schedule. The potential payment of shares subject to Mr. Shum’s unvested options will reduce every month as his options vest and the value of his unvested options will be based on our market price at such time.
(3)	Mr. Goren is entitled to three months’ severance at the then applicable base salary rate. Mr. Goren’s current base salary is $215,000 per annum.
(4)	Represents the number of unvested options at December 31, 2024. Mr. Goren’s options vest equally over a 36-month period. At December 31, 2024, there were 12 months remaining in his vesting schedule. The potential payment of shares subject to Mr. Goren’s unvested options will reduce every month as his options vest and the value of his unvested options will be based on our market price at such time.
(5)	Dr. Teper is entitled to two times his annual salary at the then applicable base salary rate. Dr. Teper’s current base salary is $624,000 per annum.

19

Disclosure of Equity Awards Based on Material Nonpublic Information: None

Pay Versus Performance

As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation and certain financial performance metrics. The disclosure included in this section is prescribed by SEC rules and does not necessarily align with how we or the Compensation Committee view the link between financial performance and the compensation actually received or realized by our named executive officers. All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

The table below presents information on the compensation of our Chief Executive Officer and other named executive officers in comparison to certain performance metrics for 2024, 2023, and 2022. These metrics are not those that the Compensation Committee uses when setting executive compensation. The use of the term Compensation Actually Paid (“CAP”) is required by the rules and regulations of the SEC, and under such rules, CAP was calculated by adjusting the Summary Compensation Table (“SCT”) Total values for the applicable year as described in the footnotes to the table.

Year	Summary Compensation Table Total for PEO (1)(2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for Non-PEO NEOs (1)(2)	Average Compensation Actually Paid to Non-PEO NEOs (3)	Value of Initial Fixed $100 Investment Based On Total Stockholder Return	Net Income
(a)	(b)	(c)	(d)	(e)	(f)	(g)
2024	260,000	256,230	181,683	179,718	10	*
2023	232,675	202,076	222,131	200,322	16	(8,034,612)
2022	502,001	53,053	462,913	(22,302)	12	(10,892,511)

(1)	The Principal Executive Officer (“PEO”) information reflected in columns (b) and (c) relates to our CEO, Steven Shum. The non-Principal Executive Officer (“non-PEO”) NEOs information reflected in columns (d) and (e) above relates to our CFO Andrea Goren, our President Dr. Daniel Teper, and our COO Michael Campbell.
(2)	The amounts shown in this column are the amounts of total compensation reported for Steven Shum or the average total compensation reported for the non-PEO NEOs, as applicable, for each corresponding year in the “Total” column of the Summary Compensation. Please refer to “Executive Compensation—Compensation Tables—Summary Compensation Table.”
(3)	The amounts shown have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually realized or received by the Company’s PEO and non-PEO NEOs. In accordance with the requirements of Item 402(v) of Regulation S-K, adjustments were made to Mr. Shum’s total compensation, or the average total compensation of the non-PEO NEOs, as applicable, as described in the tables below.
*	Net income for 2024 not available at time of filing.

20

PEO SCT Total to CAP Reconciliation

Year	Summary Compensation Total	Less Stock Awards	Less Option Awards	Fair Value Adjustments to SCT Total	CAP
2024	$260,000	$-	$-	$(3,770)	$256,230
2023	232,675	-	30,800	201	202,076
2022	502,001	72,601	169,400	(206,947)	53,053

Average Non-PEO NEOs SCT Total to CAP Reconciliation

Year	Summary Compensation Total	Less Stock Awards	Less Option Awards	Fair Value Adjustments to SCT Total	CAP
2024	$181,683	$-	$-	$(1,965)	$179,718
2023	222,131	-	25,256	3,447	200,322
2022	462,913	37,178	208,235	(239,802)	(22,302)

PEO Equity Component of CAP

Year	Fair Value of Current Year Equity Awards at December 31,	Change in Fair Value of Prior Years’ Awards Unvested at December 31,	Change in Fair Value of Current Years’ Awards Vested through the Year Ended December 31,	Change in Fair Value of Prior Years’ Awards Vested through the Year Ended December 31,	Equity Value Included in CAP
	(a)	(b)	(c)	(d)	(e) = (a)+(b)+(c)+(d)
2024	$-	$(937)	$-	$(2,833)	$(3,770)
2023	4,448	(4,214)	5,574	(5,607)	201
2022	14,953	(159,116)	31,772	(94,556)	(206,947)

Average Non-PEO NEOs Equity Component of CAP

Year	Fair Value of Current Year Equity Awards at December 31,	Change in Fair Value of Prior Years’ Awards Unvested at December 31,	Change in Fair Value of Current Years’ Awards Vested through the Year Ended December 31,	Change in Fair Value of Prior Years’ Awards Vested through the Year Ended December 31,	Equity Value Included in CAP
	(a)	(b)	(c)	(d)	(e) = (a)+(b)+(c)+(d)
2024	$-	$(512)	$-	$(1,453)	$(1,965)
2023	3,648	(3,293)	4,570	(1,478)	3,447
2022	12,550	(191,259)	38,928	(100,021)	(239,802)

21

Compensation of Directors

DIRECTOR COMPENSATION TABLE

Name	Year	Fees earned or paid in cash ($)		Stock awards ($)	Option awards ($)	All other compensation ($)	Total ($)

Trent Davis	2024	42,500	(1)	-	-	-	42,500
	2023	42,500	(1)	-	24,820	-	67,320

Barbara Ryan	2024	52,500	(2)	-	-	-	52,500
	2023	49,375	(2)	-	24,820	-	74,195

Matthew Szot	2024	47,500	(3)	-	-	-	47,500
	2023	49,375	(3)	-	24,820	-	74,195

Rebecca Messina	2024	42,500	(4)	-	-	-	42,500
	2023	41,250	(4)	-	24,820	-	66,070

Jeffrey Segal	2024	-		-	-	-	-
Former Director	2023	8,750		-	-	-	8,750

(1)	As of December 31, 2024, Mr. Davis deferred a cumulative total $66,825 of fees earned.
(2)	As of December 31, 2024, Ms. Ryan deferred a cumulative total $91,675 of fees earned.
(3)	As of December 31, 2024, Mr. Szot deferred a cumulative total $92,325 of fees earned.
(4)	As of December 31, 2024, Ms. Messina deferred a cumulative total $74,000 of fees earned.

Director Compensation Program

Our current director compensation program is designed to align our director compensation program with the long-term interests of our stockholders by implementing a program comprised of cash and equity compensation.

In setting director compensation, we consider the amount of time that directors expend in fulfilling their duties to the Company as well as the skill level and experience required by our board of directors. We also consider board compensation practices at similarly situated companies, while keeping in mind the compensation philosophy of us and the stockholders’ interests. The directors also receive reimbursement for expenses, including reasonable travel expenses to attend board and committee meetings, reasonable outside seminar expenses, and other special board related expenses.

22

Limitations on Liability and Indemnification

We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes (the “NRS”).

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our articles of incorporation provide the personal liability of our directors is eliminated to the fullest extent permitted under the NRS.

Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS requires a corporation to indemnify a director or officer that has been successful on the merits or otherwise in defense of any action or suit. Section 78.7502 of the NRS precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.

Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. If so provided in the corporation’s articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of the NRS further permits the company to grant its directors and officers’ additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our articles of incorporation provide for indemnification of our officers and directors to the fullest extent permissible under Nevada General Corporation Law, in accordance with the Company’s Bylaws. Our Bylaws provide for indemnification of our officers and directors to the fullest extent not prohibited by the Nevada; provided however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law; (ii) the proceeding was authorized by the board of directors; (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the corporation under the Nevada General Corporation Law or; (iv) such indemnification is a result of the enforcement of a contractual right.

23

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table shows information regarding our equity compensation plans as of December 31, 2024.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (c)
Equity compensation plans approved by security holders (1)	98,289	(2)	$41.90	164,312
Equity compensation plans not approved by security holders	-		-	-
Total	98,289		$41.90	164,312

(1) 2019 Stock Incentive Plan. On October 3, 2019, our Board adopted the 2019 Stock Incentive Plan (as amended, the “Plan”). The purpose of our Plan is to advance the best interests of the company by providing those persons who have a substantial responsibility for our management and growth with additional incentive and by increasing their proprietary interest in the success of the company, thereby encouraging them to maintain their relationships with us. Further, the availability and offering of stock options and common stock under the plan supports and increases our ability to attract and retain individuals of exceptional talent upon whom, in large measure, the sustained progress, growth and profitability which we depend. As of December 31, 2024 the total number of shares available for the grant of either stock options or compensation stock under the plan, including 20,640 shares approved at our stockholders meeting on October 12, 2022, is 311,049 shares, subject to annual increases of six percent (6%) of the total number of shares of outstanding Common Stock on December 31st of the preceding calendar year.

(2) We granted no shares subject to restricted stock grants under the Plan in the year ended December 31, 2024.

Our Board administers our plan and has full power to grant stock options and common stock, construe and interpret the plan, establish rules and regulations and perform all other acts, including the delegation of administrative responsibilities, it believes reasonable and proper. Any decision made, or action taken, by our Board arising out of or in connection with the interpretation and administration of the plan is final and conclusive.

The Board, in its absolute discretion, may award common stock to employees of, consultants to, and directors of the company, and such other persons as the Board or compensation committee may select, and permit holders of common stock options to exercise such options prior to full vesting therein and hold the common stock issued upon exercise of the option as common stock. Stock options may also be granted by our Board or compensation committee to non-employee directors of the company or other persons who are performing or who have been engaged to perform services of special importance to the management, operation or development of the company.

In the event that our outstanding common stock is changed into or exchanged for a different number or kind of shares or other securities of the company by reason of merger, consolidation, other reorganization, recapitalization, combination of shares, stock split-up or stock dividend, prompt, proportionate, equitable, lawful and adequate adjustment shall be made of the aggregate number and kind of shares subject to stock options which may be granted under the plan.

Our Board may at any time, and from time to time, suspend or terminate the plan in whole or in part or amend it from time to time in such respects as our Board may deem appropriate and in our best interest.

24

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and notes set forth the beneficial ownership of the common stock of the Company as of March 10, 2025, by each person who was known by the Company to beneficially own more than 5% of the common stock, by each director and named executive officer, and by all directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or dispositive power with respect to the securities. Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and dispositive power with respect to their shares of our common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise noted, the address of all of the individuals and entities named below is care of NAYA Biosciences, Inc., 5582 Broadcast Court Sarasota, Florida, 34240.

The following table sets forth the beneficial ownership of our common shares as of March 10, 2025 for:

●	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common shares;

●	each of our named executive officers;

●	each of our directors; and

●	all of our current executive officers and directors as a group.

The percentage ownership information is based upon 7,992,694 common shares outstanding as of March 10, 2025. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Name and Address of Beneficial Owner (1)	Number of Shares		Percentage of Common Stock
5% Stockholders:
Five Narrow Lane LP	794,470	(2)	9.99%
Intracoastal Capital LLC	504,478	(3)	6.31%

Officers and Directors:
Dr. Daniel Teper	54,179	(4)	0.68%
Andrea Goren	22,803	(5)	0.28%
Steve Shum	21,761	(6)	0.27%
Matthew Szot	7,761	(7)	0.10%
Trent Davis	7,327	(8)	0.09%
Barbara Ryan	7,147	(9)	0.09%
Rebecca Messina	6,217	(10)	0.08%
Lyn Falconio	-		-%

All directors, director nominees and executive officers as a group (12 persons)	127,195		1.59%

(1)	Unless otherwise indicated, the business address of each current director or executive officer is NAYA Biosciences, Inc. 5582 Broadcast Court Sarasota, Florida 34240.
(2)	708,074 represents the maximum amount of shares that Five Narrow Lane LP can beneficially control under a contractually stipulated 9.99% ownership restriction. The full conversion and/or exercise of Five Narrow Lane LP’s securities would exceed this restriction.
(3)	As of the close of business on January 16, 2025, Intracoastal Capital LLC, had been deemed to share beneficial ownership of 504,478 shares of Common Stock, which consisted of (i) 320,478 shares of Common Stock held by Intracoastal and (ii) 184,000 shares of Common Stock issuable upon exercise of a warrant to be issued to Intracoastal. The foregoing excludes 353,000 shares of Common Stock issuable upon exercise of a warrant to be issued to Intracoastal (“Intracoastal Warrant 2”) because Intracoastal Warrant 2 contains a blocker provision under which the holder thereof does not have the right to exercise Intracoastal Warrant 2 to the extent (but only to the extent) that such exercise would result in beneficial ownership by the holder thereof, together with the holder’s affiliates, and any other persons acting as a group together with the holder or any of the holder’s affiliates, of more than 4.99% of the Common Stock. Without such blocker provision, each of the Reporting Persons may have been deemed to have beneficial ownership of 857,478 shares of Common Stock. Mitchell P. Kopin and Daniel B. Asher shall be deemed to share beneficial ownership with Intracoastal. The principal business office of Mr. Kopin and Intracoastal is 245 Palm Trail, Delray Beach, Florida 33483. The principal business office of Mr. Asher is 111 W. Jackson Boulevard, Suite 2000, Chicago, Illinois 60604.
(4)	Includes 26,200 shares held by Cytovia Therapeutics Holdings, Inc., of which Dr. Teper is an officer, director, and stockholder. Dr. Teper disclaims beneficial ownership of all such shares held by Cytovia except to the extent of his pecuniary interest therein. Excludes 6,530,759 shares of common stock under Series C-1 Preferred Shares subject to stockholder approval and beneficial ownership limitations.
(5)	Includes: 15,208 shares of common stock under options (either presently exercisable or exercisable within 60 days of March 10, 2025).
(6)	Includes: 15,339 shares of common stock under options (either presently exercisable or exercisable within 60 days of March 10, 2025).
(7)	Includes: 5,801 shares of common stock under options (either presently exercisable or exercisable within 60 days of March 10, 2025).
(8)	Includes: 5,645 shares of common stock under options (either presently exercisable or exercisable within 60 days of March 10, 2025).
(9)	Includes: 5,567 shares of common stock under options (either presently exercisable or exercisable within 60 days of March 10, 2025).
(10)	Includes: 5,067 shares of common stock under options (either presently exercisable or exercisable within 60 days of March 10, 2025).

25

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy and Procedures

We have adopted a written policy with respect to the review, approval, and ratification of related party transactions. Under the policy, any transactions where the amount involved exceeds the lesser of $120,000 or one percent (1%) of the average of our total assets at year-end for the last two completed fiscal years and in which any related person has or will have a direct or indirect material interest, other than equity and other compensation, termination and other arrangements which are described under the headings “Compensation of Directors” and “Executive and Director Compensation,” is defined as a related party transaction. Any such related party transactions are reviewed and must be approved by the Company’s board of directors.

Certain Related Party Transactions

In the fourth quarter of 2022, the Company issued a series of demand promissory notes in the aggregate principal amount of $550,000 to a related party, JAG, a company in which the Company’s Chief Financial Officer is a beneficiary but does not have any control over its investment decisions with respect to the Company, for an aggregate purchase price of $500,000. The JAG Notes accrue 10% annual interest from their respective dates of issuance. At maturity, the Company agreed to pay outstanding principal, a 10% financing fee and accrued interest. On July 10, 2023, the Company issued an additional demand promissory note in the principal amount of $110,000 to JAG for a purchase price of $100,000.

In consideration for subscribing to the JAG Note for $100,000 dated December 29, 2022, and for agreeing to extend the date on which the other JAG Notes are callable to March 31, 2023, the Company issued JAG a warrant to purchase 17,500 shares of common stock. The warrant may be exercised for a period of five (5) years from issuance at a price of $10.00 per share. On July 10, 2023, JAG agreed to extend the date on which the JAG Notes are callable to September 30, 2023.

In the fourth quarter of 2022, the Company issued demand promissory notes in the aggregate principal amount of $220,000 for an aggregate purchase price of $200,000, of which (1) $100,000 was received from its Chief Executive Officer ($60,000 on November 29, 2022, $15,000 on December 2, 2022, and $25,000 on December 13, 2022) and (2) $100,000 was received from an entity controlled by its Chief Financial Officer ($75,000 on November 29, 2022 and $25,000 on December 13, 2022). These notes accrue 10% annual interest accrues from the date of issuance. These notes are callable with 10 days prior written notice. At maturity, the Company agreed to pay outstanding principal, a 10% financing fee, and accrued interest.

For the nine months ended September 30, 2024, the Company incurred $60,889 in interest related to these demand notes and as of September 30, 2024 the total outstanding balance, including principal and accrued interest, was $1,024,341.

As of September 30, 2024, the Company owed accounts payable to related parties totaling $268,337, primarily related to unpaid employee expense reimbursements and unpaid board fees, and accrued compensation of $640,038, primarily related to deferred wages and accrued paid time off.

Legacy NAYA Related Party Transactions

Legacy NAYA and Cytovia, entered into a loan agreement on August 1, 2023, pursuant to which Cytovia made available to Legacy NAYA a term loan for up to $1,000,000, bearing interest at a rate of 5% per annum. On June 17, 2024, the loan agreement was amended to state that all principal and interest outstanding under the Loan shall be due and payable in full on the date Legacy NAYA receives its next funding.

On October 18, 2023, Legacy NAYA entered into an asset purchase agreement with Cytovia Therapeutics Holdings, Inc. and Cytovia Therapeutics, LLC (collectively, “Cytovia”) to acquire the rights to the two bifunctional antibodies CYT303 and CYT338 (now known as NY-303 and NY-338). The fixed purchase price consists of 818,182 shares of common stock of Legacy NAYA (valued by the parties at approximately $30 million) and a promissory note in the principal amount of $6 million, payable in monthly installments of $1 million per month. In addition, Legacy NAYA agreed to pay an additional $2 million per product if the first patient has begun phase II. These amounts are payable in cash or shares of our common stock at Legacy NAYA’s election, and if the amount is paid in shares, then each share shall be valued at $8.00 per share. Legacy NAYA also agreed to pay an additional $8 million per product at the phase II/IIa data read-out for such product. These amounts are payable in cash or shares of our common stock at Legacy NAYA’s election, and if the amount is paid in shares, then each share shall be valued at $8.00 per share. Legacy NAYA also agreed to assume $2.689 million of liabilities from Cytovia. The parties agreed to enter into an intercompany service agreement, a technology license agreement, and a trademark license agreement for the trademark Flex-NK (TM), detailing sponsored research for which Legacy NAYA would pay Cytovia $6 million, payable over 12 months in the monthly amount of $500,000. The start date of these payments will be mutually agreed between Legacy NAYA and Cytovia. Legacy NAYA and Cytovia closed the transaction contemplated by the asset purchase agreement on October 20, 2023, except that Legacy NAYA issued 1,363,642 shares if its common stock as the stock consideration portion of the purchase price.

On May 17, 2024, Legacy NAYA and Cytovia entered into an amendment to the asset purchase agreement. Pursuant to this amendment, the parties agreed that Legacy NAYA would not assume any liabilities of Cytovia. The parties further agreed that the purchase price would consist of 1,609,098 shares of common stock of Legacy NAYA (valued by the parties at approximately $30 million) and cash of $1.7 million which Legacy NAYA had previously paid in January 2024. The parties also agreed to eliminate the requirement to enter into an intercompany service agreement, a technology license agreement, and a trademark license agreement and further agreed to enter into a sponsored research agreement detailing the sponsored research to be performed by Legacy NAYA and Cytovia, to be mutually agreed on a case-by-case basis. In addition, Cytovia agreed not to develop other bispecific antibodies technologies using the sequence of GPC3 and CD38 and granted to Legacy NAYA the option to sublicense or acquire and develop cell therapy therapeutics. The parties agreed to agree and discuss in good faith appropriate terms for each new indication developed for NY-303 and NY-338 and for each new modality developed for GPC3 or CD37 therapeutics.

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OTHER MATTERS

As of the date of this proxy statement, we know of no matter not specifically referred to above as to which any action is expected to be taken at the annual meeting. The persons named as proxies will vote the proxies, insofar as they are not otherwise instructed, regarding such other matters and the transaction of such other business as may be properly brought before the meeting, as seems to them to be in the best interest of our company and our stockholders.

Stockholder Proposals for our 2025 Annual Meeting

While we expect that the date of the 2025 annual meeting of stockholders will change by more than 30 days from the anniversary of our 2024 annual meeting, as of the date of this proxy statement, our board of directors has not determined the date of our 2025 annual meeting. We intend to file a Current Report on Form 8-K disclosing the date of our 2025 annual meeting, and the specific deadlines for timely submission of any stockholder proposal or stockholder director nominations, following our board of directors’ determination of such date. The general qualification requirements and deadlines for stockholder proposals relating to the 2025 annual meeting are set forth below.

Stockholder Proposals Included in Proxy Statement

In order to be considered for inclusion in our proxy statement and proxy card relating to our 2025 annual meeting of stockholders, stockholder proposals must be submitted in accordance with the procedures in Rule 14a-18 of the Exchange Act. Since the date of the 2025 annual meeting of stockholders will change by more than 30 days from the anniversary of our 2024 annual meeting, such proposals must be received by us by a reasonable time before we begin to print and send our proxy materials. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy card in accordance with regulations governing the solicitation of proxies.

Stockholder Proposals Not Included in Proxy Statement

In addition, our by-laws establish an advance notice procedure for nominations for election to our board of directors and other matters that stockholders wish to present for action at an annual meeting other than those to be included in our proxy statement. Since the date of the 2025 annual meeting is more than 30 days before or more than 60 days after the anniversary date of the immediately preceding annual meeting, we must receive other proposals of stockholders (including director nominations) intended to be presented at the 2025 annual meeting of stockholders but not included in the proxy statement no earlier than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting and 10 days following the day on which notice of the date of such annual meeting was mailed or public announcement of the date of such annual meeting was first made. Stockholders are advised to review our by-laws which also specify requirements as to the form and content of a stockholder’s notice.

In addition to satisfying the advance notice procedure in our by-laws relating to nominations of director candidates, including the earlier notice deadlines set out above, to comply with the SEC’s universal proxy rule, stockholders who intend to solicit proxies in support of director nominees other than the company’s nominees in compliance with Rule 14a-19 under the Exchange Act must also provide notice that sets forth the information required by Rule 14a-19. Since the date of the 2025 annual meeting of stockholder will change by more than 30 calendar days from the date of the annual meeting, the notice required under Rule 14a-19 under the Exchange Act must be provided by the later of 60 calendar days prior to the date of the 2025 annual meeting of stockholders or the 10th calendar day following public announcement by the company of the date of the 2025 annual meeting of stockholders.

Any proposals, notices, or information about proposed director candidates should be sent to NAYA Biosciences, Inc., Attention: Nominating and Corporate Governance Committee, 5582 Broadcast Court, Sarasota, FL 34240.

HEDGING POLICY

The Company does not permit directors, officers or employees to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or us. Direct your written request to NAYA Biosciences, Inc., Attn: Corporate Secretary, 5582 Broadcast Court, Sarasota, FL 34240. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

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